Exhibit 2.4

AMENDMENT NO.2  TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to the Stock Purchase Agreement (the “Amendment”) is entered into as of August 2, 2011 to that certain Stock Purchase Agreement dated November 8, 2010, and as amended by Amendment No. 1  dated May 20, 2011  by and among Midwest Holding Inc., a Nebraska corporation (“Midwest”), American Life & Security Corp., a Nebraska corporation wholly owned by Midwest (“American Life”), Old Reliance Insurance Company, an Arizona-domiciled stock life insurance company (“Old Reliance”), and David G. Elmore, an individual (“Elmore”).

WITNESSETH:

WHEREAS, the parties have entered into the Agreement, as amended; and

WHEREAS, the parties desire to adjust the Purchase Price as set forth in the Agreement, and desire to cause Old Reliance to convey to Elmore, prior to the Closing, all of the issued and outstanding shares of Fidelity Standard Life Insurance Company;

NOW, THEREFORE, this Amendment is agreed among the parties as follows:

I.                 Paragraph 5 of the recitals of the Agreement is amended in its entirety to read:

“WHEREAS, immediately prior to the Closing of the transaction contemplated hereby, Old Reliance will sell and transfer to Elmore, and Elmore will purchase from Old Reliance, all of the capital stock of its wholly owned subsidiary, Fidelity Standard Life Insurance Company (“F.S.”).”

2.               Section 1.2 of the Agreement is amended in its entirety to read:

“At Closing, American Life will pay to Elmore one million three hundred ninety eight thousand nine hundred sixty three dollars ($1,398,963) and will pay to Old Reliance two hundred twenty eight thousand eight hundred one dollars ($228,801), and American Life shall cause Old Reliance to issue Elmore a five-year surplus debenture with a principal amount of five hundred thousand dollars ($500,000) in the form attached hereto as Exhibit A (the “Surplus Debenture”), and Midwest will issue to Elmore one hundred fifty thousand (150,000) shares of Voting Common Stock of Midwest par value of one-tenth of one cent ($.001) per share, (collectively the “Purchase Price”), by delivery of cash in the amount of one million three hundred ninety eight thousand nine hundred sixty three dollars ($1,398,963) payable by wire transfer or delivery of other immediately available funds, delivery of the Surplus Debenture and the issuance and delivery of a certificate for said shares of Midwest Voting Common Stock.  Also at Closing, Old Reliance shall issue to Elmore or one of his Affiliates a non-exclusive software license in respect of the proprietary software of Old Reliance then existing substantially in the form as set forth in Exhibit G hereto.  On or about August 1, 2011, Old Reliance will assign and convey to Elmore all of the issued and outstanding capital stock of F.S. in consideration of a promissory note (the “Note”) in the form attached hereto as Exhibit H from Elmore to Old Reliance in the amow1t of the then-existing carrying value of F.S. on the books and records of Old Reliance. American Life shall cause Old Reliance to cancel the Note at Closing.”

3.               Section 1.3 of the Agreement is amended in its entirety to read:

“At Closing, (i) Elmore will deliver to Midwest and American Life the various certificates, instruments, and documents referred to in Section 6.1(e), (ii) Midwest will deliver to Elmore the various certificates, instruments, and documents referred to in Section 6.2(e), (iii) Elmore will deliver to Midwest and American Life stock certificates representing the two thousand five hundred (2,500) and seven thousand five hundred (7,500) Shares, respectively; endorsed in blank or accompanied by duly executed assignment documents free and clear of all security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature, (iv) Midwest and American Life will deliver to Elmore and Old Reliance the consideration specified in Section 1.2, (v) Old Reliance shall deliver to Elmore the Surplus Debenture, the aforementioned software license, and the cancelled Note, and (vi) Elmore and Old Reliance shall execute and deliver to one another that certain Real Property Option and Put Agreement and associated Lease substantially in the form attached hereto as Exhibit E and a Software License Agreement substantially in the form attached hereto as Exhibit G.”

4.               Section 3.2 of the Agreement is amended in its entirety to read:

“The aggregate number of shares which Old Reliance is authorized to issue is ten thousand (10,000) shares of common stock, one hundred five dollars ($105.00) par value per share, of which ten thousand (10,000)  Shares are issued and outstanding, fully paid, non-assessable. All issued and outstanding Shares of Old Reliance are owned of record and held by Elmore and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any Shares of Old Reliance. The aggregate number of shares of capital stock which F.S. is authorized to issue, is one million (1,000,000) shares of common stock, $1.00 par value per share, of which one hundred thousand (100,000) shares are issued and outstanding, fully paid, non- assessable. All issued and outstanding shares ofF.S.  are owned of record and held by Old Reliance and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of capital stock of F.S. Old Reliance has no subsidiaries other than F.S.”

5.               Section 3.6 of the Agreement is amended in its entirety to read:

“Elmore has delivered to Midwest and American Life the annual and quarterly convention statements of Old Reliance and F.S. as of December 31, 2008, 2009,

2010 and the quarter ended March 31, 2011, as filed with the applicable insurance regulatory authorities. All such statements, herein sometimes called “the convention statements,” (i) were prepared in accordance with statutory accounting practices (“SAP”) and (ii)  present fairly in all material respects in accordance with SAP, the financial position of Old Reliance or F.S. as appropriate, as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of Old Reliance or F.S. for and during the periods covered thereby. No deficiency has been asserted by any insurance regulatory authority with respect to such statements, except as set forth in Section 3.6 of the Elmore Disclosure Schedule.  Each of Old Reliance and F.S. maintain a standard system of accounting established and administered pursuant to GAAP or SAP.

6.               Section 4.5(f) of the Agreement is amended in its entirety to read:

“(f) except for the issuance of a non-exclusive software license to Elmore or one of his Affiliates, and the transfer of F.S. to Elmore pursuant to Section 1.2 of this Agreement, sell or transfer any of its properties or assets, or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and for a consideration equal to the fair value thereof;”

7.               Section 6.l(g) of the Agreement is amended in its entirety to read:

“There shall have not occurred any change in the properties, business, operations, prospects, assets or results of Old Reliance or F.S., save the balance sheet date of December 31, 2009 of their respective convention statements that is reasonably likely to constitute a material adverse effect in either of such companies, and no event shall have occurred or circumstances exist that is reasonably likely to result in a material adverse effect on either Old Reliance or F.S., and Old Reliance shall have statutory capital and surplus of at least one million four hundred seventy seven thousand seven hundred sixty four dollars ($1,477,764);”

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first set forth above by the duly authorized officers of Midwest and American Life, and by Elmore.

MIDWEST HOLDING INC.		DAVID G. ELMORE

By:	/S/ Mark Oliver	By:	/S/ David G. Elmore

	Mark A. Oliver, Treasurer		David G. Elmore

AMERICAN LIFE & SECURITY CORP.

By:	/S/ Mark Oliver

Mark A. Oliver, Chief Executive Officer

OLD RELIANCE INSURANCE COMPANY

By:	/S/ David G. Elmore

Name:	David G. Elmore

Title:	President